Exhibit 99.1

VSE Corporation Announces Third Quarter 2024 Results
Record Revenue and Record Profitability for Aviation Segment
Raising Full Year 2024 Aviation Revenue Guidance

ALEXANDRIA, Va, November 6, 2024 - VSE Corporation (NASDAQ: VSEC, "VSE", or the "Company"), a leading provider of aftermarket distribution and repair services, announced today results for the third quarter 2024.

THIRD QUARTER 2024 RESULTS(1)
(As compared to the Third Quarter 2023)

▪Total Revenues of $273.6 million increased 18.3%
▪GAAP Net Income of $11.7 million decreased 3.8%
▪GAAP EPS (Diluted) of $0.63 decreased 21.3%
▪Adjusted EBITDA(2) of $33.2 million increased 2.6%
▪Adjusted Net Income(2) of $13.1 million decreased 5.3%
▪Adjusted EPS (Diluted)(2) of $0.71 decreased 22.8%

1 From continuing operations
2 Non-GAAP measure. See additional information at the end of this release regarding non-GAAP financial measures

MANAGEMENT COMMENTARY
"We are very pleased to announce our third quarter 2024 results, marked by the strongest quarterly performance in our Aviation segment's history, achieving a revenue milestone of over $200 million," stated John Cuomo, President and CEO of VSE Corporation. "The 34% year-over-year revenue growth, combined with record profitability, reflects balanced contributions across our Aviation business units. The key drivers to our growth include the successful execution of new distribution awards, the expansion of our maintenance, repair, and overhaul ("MRO") capabilities, the launch of our new OEM-licensed manufacturing program, and contributions from our recent acquisition of Turbine Controls ("TCI")."

Mr. Cuomo continued, "Additionally, during the quarter, we completed the integration of Desser Aerospace's U.S. distribution business, launched a new Aviation e-commerce platform, made substantial progress in establishing our OEM-licensed manufacturing capabilities, and began distributing new products through our European Distribution Center of Excellence in Hamburg, Germany. The Aviation segment continues to perform successfully during a year of repositioning and focused execution.

"In our Fleet segment, we continue to advance our customer diversification strategy, with our commercial customers representing 64% of segment revenue as of the third quarter. Following a temporary reduction in activity with the United States Postal Service ("USPS") due to their system integration, activity levels have stabilized at the quarter's end, positioning us for improved revenue and profitability in the fourth quarter as compared to the third quarter," Mr. Cuomo concluded.

"Our third quarter 2024 results reflect our commitment to financial discipline," stated Adam Cohn, Chief Financial Officer of VSE Corporation. "During the quarter, we generated positive free cash flow, reduced our debt, and maintained an adjusted net leverage ratio within our target range of 3.0 to 3.5 times. Following our successful October 2024 equity offering, the Company has ample financial liquidity and flexibility to complete the acquisition of Kellstrom Aerospace in the fourth quarter and capitalize on the significant growth opportunities that lie ahead. As we look out to the fourth quarter, we expect to drive stronger free cash flow supported by ongoing operational execution on the strategic inventory investments made earlier this year. As I step into my role as CFO, I am excited to join such a dynamic team and look forward to building on VSE's impressive track record. In the months ahead, I am committed to enhancing shareholder value as we continue to execute on our strategic priorities."

STRATEGIC UPDATE

KELLSTROM AEROSPACE ACQUISITION:
•On October 15, 2024, VSE announced it signed a definitive agreement to acquire Kellstrom Aerospace Group, Inc. ("Kellstrom Aerospace"), a leading full-service aftermarket solutions provider of value-added distribution and technical services for the commercial aerospace aftermarket. Kellstrom's portfolio of engine-focused products and MRO services, coupled with its technical advisory capabilities, expands VSE Aviation's portfolio of product and service solutions in the high-growth commercial aftermarket.
•Kellstrom generated approximately $175 million of revenue for the trailing-twelve-month period ended September 2024. The Company expects to generate run-rate synergies of approximately $4 million within 18 months of close. The total consideration for the acquisition is approximately $200 million, comprised of approximately $185 million in cash and approximately $15 million of common shares of the Company, subject to working capital adjustments. The acquisition is expected to close in the fourth quarter of 2024, pending customary closing conditions, including regulatory review.

AVIATION NEW PROGRAM EXECUTION AND INTEGRATION UPDATE:
•The Aviation segment continues to scale the new European distribution Center of Excellence in Hamburg, Germany, supporting the Pratt & Whitney Canada Europe, Middle East and Africa ("EMEA") aftermarket product support program. The program is expected to be at a full year run-rate by the end of the fourth quarter of 2024.
•The OEM-licensed manufacturing fuel control program continues to outpace expectations and contribute to the segment's profitability. The Kansas facility expansion supporting the fuel control program is expected to be operational in the first quarter of 2025.
•The integration of Desser Aerospace's U.S. distribution business was completed in the third quarter of 2024. Desser Aerospace's tire, tube, brake and battery product lines are now being sold under the VSE Aviation name, and tires are now being sold in Europe through the Company's new distribution facility in Hamburg, Germany.
•VSE Aviation's new e-commerce site was successfully launched in the third quarter of 2024, focused on initial offerings including legacy Desser Aerospace products.

FLEET UPDATE:
•The USPS transition to a new Fleet Management Information System ("FMIS") platform was completed in the third quarter of 2024. Post-implementation, the Company expects an increase in repair activity, and subsequently, an increase in the usage of parts.
•The e-commerce fulfillment distribution center continues to scale and support above-market growth and additional market share opportunities.
•The Fleet segment strategic review remains in process, and the Company expects to provide an update in the coming months.

CORPORATE UPDATE:
•In October 2024, VSE completed a follow-on equity offering of 1,982,757 shares of common stock at $87.00 per share, resulting in net cash proceeds of approximately $163.8 million.
•The net proceeds from the offering will be used to finance a portion of the Kellstrom Aerospace acquisition.

THIRD QUARTER SEGMENT RESULTS
Aviation segment revenue increased 34% year-over-year to a record $203.6 million in the third quarter of 2024. The year-over-year revenue improvement was attributable to strong program execution of new and existing distribution awards, an expanded portfolio of MRO capabilities, and contributions from the TCI acquisition. Aviation distribution and MRO revenue increased 12% and 86%, respectively, in the third quarter of 2024, versus the prior-year period. The Aviation segment reported operating income of $25.4 million in the third quarter, compared to $21.0 million in the same period of 2023. Segment Adjusted EBITDA increased by 29% in the third quarter to $32.6 million, versus $25.3 million in the prior-year period. Adjusted EBITDA margin was 16.0%, a decline of approximately 60 basis points versus the prior-year period, driven by lower margin contributions from the TCI acquisition.

Fleet segment revenue decreased 11% year-over-year to $70.0 million in the third quarter of 2024. Revenue from the USPS declined approximately 40% on a year-over-year basis. This revenue decline was primarily driven by USPS' transition to a new Fleet Management Information System ("FMIS") platform, which has resulted in a temporary reduction in maintenance related activities and reduced part requirements. The FMIS conversion was completed in the third quarter of 2024, supporting a modest recovery beginning in the fourth quarter of 2024. Revenue from commercial customers increased 20% on a year-over-year basis, driven by growth in e-commerce fulfillment and commercial fleet sales. Commercial, or non-USPS, revenue represented 64% of total Fleet segment revenue in the period. The Fleet segment reported operating income of $2.5 million in the third quarter, compared to $8.5 million in the same period of 2023. Segment Adjusted EBITDA decreased 59% year-over-year to $3.8 million, and Adjusted EBITDA margin declined approximately 620 basis points to 5.4%, primarily driven by the decline in USPS revenue.

FINANCIAL RESOURCES AND LIQUIDITY
As of September 30, 2024, the Company had $189 million in cash and unused commitment availability under its $350 million revolving credit facility maturing in 2026. The Company generated approximately $4 million of free cash flow in the third quarter of 2024. As of September 30, 2024, VSE had a total net debt outstanding of $442 million. Adjusted net leverage was approximately 3.3 times trailing-twelve-month Adjusted EBITDA as of the end of the third quarter.

GUIDANCE
VSE is increasing its full-year 2024 revenue growth and maintaining Adjusted EBITDA margin percentage guidance for its Aviation segment. The guidance is as follows:
•Aviation segment full-year 2024 revenue guidance is increasing from 34% to 38% growth to 39% to 41%, as compared to the prior year revenue. Revenue contributions from the Kellstrom acquisition, which is expected to close in the in the fourth quarter of 2024, are not included in our updated guidance.
•Aviation segment maintains full-year 2024 Adjusted EBITDA margin guidance of 15.5% to 16.5%.

VSE is revising its full-year 2024 revenue and maintaining Adjusted EBITDA margin guidance for its Fleet segment. The guidance is as follows:
•Fleet segment full-year 2024 revenue guidance is decreasing from 0% to 5% to (5)% to (10)%, as compared to the prior year revenue.
•Fleet segment maintains full-year 2024 Adjusted EBITDA margin guidance of 6% to 8%.

THIRD QUARTER RESULTS

	Three months ended September 30,			Nine months ended September 30,
(in thousands, except per share data)	2024	2023	% Change	2024	2023	% Change
Revenues	$273,613	$231,353	18.3%	$781,111	$625,163	24.9%
Operating income	$23,698	$25,264	(6.2)%	$54,004	$62,677	(13.8)%
Net income from continuing operations	$11,650	$12,111	(3.8)%	$20,973	$30,318	(30.8)%
EPS (Diluted)	$0.63	$0.80	(21.3)%	$1.22	$2.22	(45.0)%

THIRD QUARTER SEGMENT RESULTS

The following is a summary of revenues and operating income for the three and nine months ended September 30, 2024 and September 30, 2023:

	Three months ended September 30,			Nine months ended September 30,
(in thousands)	2024	2023	% Change	2024	2023	% Change
Revenues:
Aviation	$203,642	$152,355	33.7%	$558,853	$390,319	43.2%
Fleet	69,971	78,998	(11.4)%	222,258	234,844	(5.4)%
Total revenues	$273,613	$231,353	18.3%	$781,111	$625,163	24.9%

Operating income:
Aviation	$25,435	$20,951	21.4%	$72,214	$52,397	37.8%
Fleet	2,471	8,531	(71.0)%	11,299	22,284	(49.3)%
Corporate/unallocated expenses	(4,208)	(4,218)	(0.2)%	(29,509)	(12,004)	145.8%
Operating income	$23,698	$25,264	(6.2)%	$54,004	$62,677	(13.8)%

The Company reported $5.8 million and $17.4 million of total capital expenditures for three and nine months ended September 30, 2024, respectively.

NON-GAAP MEASURES

In addition to the financial measures prepared in accordance with generally accepted accounting principles ("GAAP"), this earnings release also contains Non-GAAP financial measures. These measures provide useful information to investors, and a reconciliation of these measures to the most directly comparable GAAP measures and other information relating to these Non-GAAP measures is included in the supplemental schedules attached.

NON-GAAP FINANCIAL INFORMATION

Adjusted Net Income from Continuing Operations and Adjusted EPS

	Three months ended September 30,			Nine months ended September 30,
(in thousands)	2024	2023	% Change	2024	2023	% Change
Net income from continuing operations	$11,650	$12,111	(3.8)%	$20,973	$30,318	(30.8)%
Adjustments to income from continuing operations:
Non-recurring professional fees	—	300	(100.0)%	—	300	(100.0)%
Debt issuance costs	—	266	(100.0)%	—	266	(100.0)%
Acquisition, integration and restructuring costs	1,973	1,700	16.1%	6,010	3,800	58.2%
Severance costs	372	—	—%	372	—	—%
Lease abandonment and termination (benefits) costs (1)	(612)	—	—%	12,245	—	—%
Divestiture-related restructuring costs	178	—	—%	4,039	—	—%
	13,561	14,377	(5.7)%	43,639	34,684	25.8%
Tax impact of adjusted items	(477)	(566)	(15.7)%	(5,655)	(1,090)	418.8%
Adjusted net income from continuing operations	$13,084	$13,811	(5.3)%	$37,984	$33,594	13.1%
Weighted average dilutive shares	18,479	15,050	22.8%	17,212	13,639	26.2%
Adjusted EPS (Diluted)	$0.71	$0.92	(22.8)%	$2.21	$2.46	(10.2)%
(1) Includes consulting costs incurred in conjunction with lease termination.

EBITDA and Adjusted EBITDA

	Three months ended September 30,			Nine months ended September 30,
(in thousands)	2024	2023	% Change	2024	2023	% Change
Net income from continuing operations	$11,650	$12,111	(3.8)%	$20,973	$30,318	(30.8)%
Interest expense	8,983	8,459	6.2%	27,996	21,805	28.4%
Income taxes	3,065	4,694	(34.7)%	5,035	10,554	(52.3)%
Amortization of intangible assets	4,809	3,203	50.1%	12,550	10,743	16.8%
Depreciation and other amortization	2,734	1,836	48.9%	7,561	4,869	55.3%
EBITDA	31,241	30,303	3.1%	74,115	78,289	(5.3)%
Non-recurring professional fees	—	300	(100.0)%	—	300	(100.0)%
Acquisition, integration and restructuring costs	1,973	1,700	16.1%	6,010	3,800	58.2%
Severance costs	372	—	—%	372	—	—%
Lease abandonment and termination (benefits) costs	(612)	—	—%	12,245	—	—%
Divestiture-related restructuring costs	178	—	—%	4,039	—	—%
Adjusted EBITDA	$33,152	$32,303	2.6%	$96,781	$82,389	17.5%

Adjusted EBITDA Summary
(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2024	2023	% Change	2024	2023	% Change
Aviation	$32,594	$25,320	28.7%	$91,250	$63,453	43.8%
Fleet	3,786	9,193	(58.8)%	14,596	26,894	(45.7)%
Adjusted Corporate expenses (1)	(3,228)	(2,210)	46.1%	(9,065)	(7,958)	13.9%
Adjusted EBITDA	$33,152	$32,303	2.6%	$96,781	$82,389	17.5%

(1) Includes certain adjustments not directly attributable to any of our segments.

Segment EBITDA and Adjusted EBITDA

	Three months ended September 30,			Nine months ended September 30,
(in thousands)	2024	2023	% Change	2024	2023	% Change
Aviation
Operating income	$25,435	$20,951	21.4%	$72,214	$52,397	37.8%
Depreciation and amortization	6,951	4,329	60.6%	17,919	11,016	62.7%
EBITDA	32,386	25,280	28.1%	90,133	63,413	42.1%
Acquisition, integration and restructuring costs	150	40	275.0%	1,059	40	2,547.5%
Severance costs	58	—	—%	58	—	—%
Adjusted EBITDA	$32,594	$25,320	28.7%	$91,250	$63,453	43.8%

Fleet
Operating income	$2,471	$8,531	(71.0)%	$11,299	$22,284	(49.3)%
Depreciation and amortization	710	662	7.3%	2,188	4,452	(50.9)%
EBITDA	3,181	9,193	(65.4)%	13,487	26,736	(49.6)%
Acquisition, integration and restructuring costs	291	—	—%	795	158	403.2%
Severance costs	314	—	—%	314	—	—%
Adjusted EBITDA	$3,786	$9,193	(58.8)%	$14,596	$26,894	(45.7)%

Free Cash Flow

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2024	2023	2024	2023
Net cash provided by (used in) operating activities	$10,176	$15,320	$(86,412)	$(49,771)
Capital expenditures	(5,765)	(4,658)	(17,439)	(10,795)
Free cash flow	$4,411	$10,662	$(103,851)	$(60,566)

Net Debt

(in thousands)	September 30, 2024	December 31, 2023
Principal amount of debt	$453,000	$433,000
Debt issuance costs	(2,659)	(3,656)
Cash and cash equivalents	(7,907)	(7,768)
Net Debt	$442,434	$421,576

Net Leverage Ratio

($ in thousands)	September 30, 2024		December 31, 2023
Net Debt	$442,434		$421,576
TTM Adjusted EBITDA (1)	$128,225		$113,833
Net Leverage Ratio	3.5	x	3.7	x

TTM Acquisition Adjusted EBITDA (2)	$134,970		$124,304
Adjusted Net Leverage Ratio	3.3	x	3.4	x
(1) TTM Adjusted EBITDA is defined as Adjusted EBITDA for the most recent twelve (12) month period.
(2) TTM Acquisition Adjusted EBITDA includes Turbine Controls EBITDA for the trailing twelve months that are not included in historical results.

The non-GAAP Financial Information set forth in this document is not calculated in accordance with GAAP under SEC Regulation G. We consider Adjusted Net Income, Adjusted EPS (Diluted), EBITDA, Adjusted EBITDA, Acquisition Adjusted EBITDA, net debt, adjusted net leverage ratio and free cash flow as non-GAAP financial measures and important indicators of performance and useful metrics for management and investors to evaluate our business' ongoing operating performance on a consistent basis across reporting periods. These non-GAAP financial measures, however, should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP. Adjusted Net Income represents Net Income adjusted for acquisition-related costs, other discrete items, and related tax impact. Adjusted EPS (Diluted) is computed by dividing net income, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding. EBITDA represents net income before interest expense, income taxes, amortization of intangible assets and depreciation and other amortization. Adjusted EBITDA represents EBITDA (as defined above) adjusted for discrete items as identified above. Acquisition Adjusted EBITDA represents Adjusted EBITDA plus the pre-acquisition portion of EBITDA for the trailing twelve months. Net debt is defined as principal amount of debt less debt issuance costs and less cash and cash equivalents. Free cash flow represents operating cash flow less capital expenditures. Adjusted net leverage ratio is calculated as net debt divided by trailing twelve month Acquisition Adjusted EBITDA.
The Company has presented forward-looking statements regarding Adjusted EBITDA margin. This non-GAAP financial measure is derived by excluding certain amounts, expenses or income, from the corresponding financial measure determined in accordance with GAAP. The determination of the amounts that are excluded from this non-GAAP financial measure is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period in reliance on the exception provided by item 10(e)(1)(i)(B) of Regulation S-K. We are unable to present a quantitative reconciliation of forward-looking Adjusted EBITDA margin to its most directly comparable forward-looking GAAP financial measure because such information is not available, and management cannot reliably predict all of the necessary components of such GAAP measure without unreasonable effort or expense. In addition, we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the company's future financial results. This non-GAAP financial measure is a preliminary estimate and is subject to risks and uncertainties, including, among others, changes in connection with quarter-end and year-end adjustments. Any variation between the company's actual results and preliminary financial data set forth above may be material.

CONFERENCE CALL

A conference call will be held Wednesday, November 6, 2024 at 8:30 A.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of VSE’s website at https://ir.vsecorp.com. To listen to the live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	(844) 826-3035
International Live:	(412) 317-5195
Audio Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1690580&tp_key=8747ae1c41

To listen to a replay of the teleconference through November 20, 2024:

Domestic Replay:	(844) 512-2921
International Replay:	(412) 317-6671
Replay PIN Number:	10189934

ABOUT VSE CORPORATION

VSE is a leading provider of aftermarket distribution and repair services. Operating through its two key segments, VSE significantly enhances the productivity and longevity of its customers' high-value, business-critical assets. The Aviation segment is a leading provider of aftermarket parts distribution and maintenance, repair, and overhaul ("MRO") services for components and engine accessories to commercial, business, and general aviation operators. The Fleet segment specializes in part distribution, engineering solutions, and supply chain management services catered to the medium and heavy-duty fleet market. For more detailed information, please visit VSE's website at www.vsecorp.com.

Please refer to the Form 10-Q that will be filed with the Securities and Exchange Commission ("SEC") on or about November 6, 2024 for more details on our third quarter 2024 results. Also, refer to VSE’s Annual Report on Form 10-K for the year ended December 31, 2023 for further information and analysis of VSE’s financial condition and results of operations. VSE encourages investors and others to review the detailed reporting and disclosures contained in VSE’s public filings for additional discussion about the status of customer programs and contract awards, risks, revenue sources and funding, dependence on material customers, and management’s discussion of short- and long-term business challenges and opportunities.

FORWARD LOOKING STATEMENTS

This document contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause VSE’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this document. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that actual results will not differ materially from these expectations. “Forward-looking” statements, as such term is defined by the SEC in its rules, regulations and releases, represent our expectations or beliefs, including, but not limited to, statements concerning our operations, economic performance, financial condition, growth and acquisition strategies, investments and future operational plans. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “forecast,” “seek,” “plan,” “predict,” “project,” “could,” “estimate,” “might,” “continue,” “seeking” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to, factors identified in our reports filed or expected to be filed with the SEC including our Annual Report on Form 10-K for the year ended December 31, 2023 and subsequent filings made with the SEC. All forward-looking statements made herein are qualified by these cautionary statements and risk factors and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Readers are cautioned not to place undue reliance on these forward looking-statements, which reflect management's analysis only as of the date hereof. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

INVESTOR CONTACT

Michael Perlman
VP, Investor Relations & Treasury
T: (954) 547-0480 M: (561) 281-0247
investors@vsecorp.com

VSE Corporation and Subsidiaries
Unaudited Consolidated Balance Sheets
(in thousands except share and per share amounts)

	September 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$7,907	$7,768
Receivables (net of allowance of $6.8 million and $3.4 million, respectively)	162,665	127,958
Contract assets	29,549	8,049
Inventories	533,773	500,864
Other current assets	41,403	36,389
Current assets held-for-sale	—	93,002
Total current assets	775,297	774,030
Property and equipment (net of accumulated depreciation of $45.4 million and $37.4 million, respectively)	74,631	58,076
Intangible assets (net of accumulated amortization of $78.8 million and $135.6 million, respectively)	160,580	114,130
Goodwill	390,636	351,781
Operating lease right-of-use asset	33,549	28,684
Other assets	29,306	23,637
Total assets	$1,463,999	$1,350,338

Liabilities and Stockholders' equity
Current liabilities:
Current portion of long-term debt	$30,000	$22,500
Accounts payable	122,740	173,036
Accrued expenses and other current liabilities	55,524	36,383
Dividends payable	1,843	1,576
Current liabilities held-for-sale	—	53,391
Total current liabilities	210,107	286,886
Long-term debt, less current portion	420,341	406,844
Deferred compensation	7,683	7,939
Long-term operating lease obligations	29,061	24,959
Deferred tax liabilities	—	6,985
Other long-term liabilities	9,011	—
Total liabilities	676,203	733,613
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.05 per share; authorized 23,000,000 shares; issued and outstanding 18,428,955 and 15,756,918, respectively	921	788
Additional paid-in capital	404,983	229,103
Retained earnings	381,680	384,702
Accumulated other comprehensive loss	212	2,132
Total stockholders' equity	787,796	616,725
Total liabilities and stockholders' equity	$1,463,999	$1,350,338

VSE Corporation and Subsidiaries
Unaudited Consolidated Statements of Income
(in thousands except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2024	2023	2024	2023
Revenues:
Products	$188,334	$184,691	$564,092	$505,135
Services	85,279	46,662	217,019	120,028
Total revenues	273,613	231,353	781,111	625,163

Costs and operating expenses:
Products	166,139	160,326	495,177	442,714
Services	77,014	40,004	197,454	102,908
Selling, general and administrative expenses	2,605	2,556	9,721	6,121
Lease abandonment and termination (benefits) costs	(652)	—	12,205	—
Amortization of intangible assets	4,809	3,203	12,550	10,743
Total costs and operating expenses	249,915	206,089	727,107	562,486
Operating income	23,698	25,264	54,004	62,677

Interest expense, net	8,983	8,459	27,996	21,805
Income from continuing operations before income taxes	14,715	16,805	26,008	40,872
Provision for income taxes	3,065	4,694	5,035	10,554
Net income from continuing operations	11,650	12,111	20,973	30,318
Loss from discontinued operations, net of tax	—	(2,554)	(18,711)	(2,789)
Net income	$11,650	$9,557	$2,262	$27,529

Earnings per share:
Basic
Continuing operations	$0.63	$0.81	$1.22	$2.23
Discontinued operations	—	(0.17)	(1.09)	(0.20)
	$0.63	$0.64	$0.13	$2.03

Diluted
Continuing operations	$0.63	$0.80	$1.22	$2.22
Discontinued operations	—	(0.17)	(1.09)	(0.20)
	$0.63	$0.63	$0.13	$2.02

Weighted average shares outstanding:
Basic	18,425,643	15,001,908	17,125,502	13,585,391
Diluted	18,479,123	15,050,062	17,211,825	13,639,064

Dividends declared per share	$0.10	$0.10	$0.30	$0.30

VSE Corporation and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
(in thousands)

	Nine months ended September 30,
	2024	2023
	(a)	(a)
Cash flows from operating activities:
Net income	$2,262	$27,529
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	20,411	17,461
Amortization of debt issuance cost	997	1,028
Deferred taxes	(9,840)	(1,179)
Stock-based compensation	6,497	5,811
Provision for inventory	—	742
Impairment and loss on sale of business segment	16,867	—
Loss on sale of property and equipment	421	—
Lease abandonment and termination costs	12,205	—
Changes in operating assets and liabilities, net of impact of acquisitions:
Receivables	(32,720)	(25,304)
Contract assets	5,267	5,409
Inventories	(26,808)	(60,867)
Other current assets and other assets	(8,232)	2,122
Operating lease assets and liabilities, net	(10,442)	(262)
Accounts payable and deferred compensation	(67,860)	(16,717)
Accrued expenses and other liabilities	4,563	(5,544)
Net cash used in operating activities	(86,412)	(49,771)
Cash flows from investing activities:
Purchases of property and equipment	(17,439)	(10,795)
Proceeds from the sale of business segment	42,118	—
Proceeds from the payment on notes receivable	—	1,557
Cash paid for acquisitions, net of cash acquired	(112,206)	(218,674)
Net cash used in investing activities	(87,527)	(227,912)
Cash flows from financing activities:
Borrowings on bank credit facilities	527,165	610,188
Repayments on bank credit facilities	(507,165)	(435,298)
Proceeds from issuance of common stock	161,693	129,566
Payment of debt financing costs	—	(1,448)
Payment of taxes for equity transactions	(2,758)	(1,113)
Dividends paid	(5,019)	(3,861)
Net cash provided by financing activities	173,916	298,034
Net (decrease) increase in cash and cash equivalents	(23)	20,351
Cash and cash equivalents, beginning of period	7,930	478
Cash and cash equivalents, end of period	$7,907	$20,829

(a) The cash flows related to discontinued operations and held-for-sale assets and liabilities have not been segregated, and remain included in the major classes of assets and liabilities. Accordingly, the Consolidated Statements of Cash Flows include the results of continuing and discontinued operations.